Exhibit 99.1

Press Release www.aig.com	Contacts:
Quentin McMillan (Investors): quentin.mcmillan@aig.com
Dana Ripley (Media): dana.ripley@aig.com

Lucy Fato to Assume Role of Vice Chair at AIG

NEW YORK – September 5, 2023 – American International Group (NYSE: AIG) today announced that Lucy Fato will transition from her current role as Executive Vice President, General Counsel & Global Head of Communications and Government Affairs to Vice Chair at AIG, effective October 1, 2023. In this newly created role, Ms. Fato will report to Peter Zaffino, Chairman & Chief Executive Officer of AIG, and continue to support AIG's journey to become a top performing global insurer.

Mr. Zaffino stated: “Since Lucy joined AIG in 2017, she has played a pivotal role in successfully navigating AIG’s complicated transformational work and executing on multiple complex workstreams that have transformed the company into what it is today. These include strengthening AIG’s governance framework and stakeholder engagement, assessing and enhancing our organizational health, leading the design of AIG’s Purpose & Values, positioning AIG and Corebridge Financial as separate standalone entities, navigating the complexities of the pandemic, and executing on a series of transactions and partnerships that have streamlined our portfolio and repositioned AIG for long-term profitable growth. I have valued Lucy’s involvement in so many critical moments for AIG, admire her work ethic and tireless commitment to making a difference, and look forward to her continued contributions in her new role.”

Ms. Fato stated: “It has been an honor to work with Peter, someone I have known for almost two decades and admire for his exceptional leadership, integrity, allyship and commitment to excellence. AIG’s accomplishments over the last few years have been extraordinary, and I look forward to continuing to collaborate with Peter in my new role and contributing to AIG’s ongoing success. Additionally, I am very proud of the talented colleagues in the Global Legal, Compliance, Regulatory, Government Affairs and Communications teams that I have had the privilege of leading and the important role they have played in the most complex turnaround and transformation in the history of the insurance industry.”

Rose Marie Glazer, Executive Vice President, Chief Human Resources & Diversity Officer, will serve as interim General Counsel and Head of Government Affairs and Jennifer Silane, Chief of Staff to the Chairman & CEO of AIG, will serve as interim Head of Global Communications in addition to their current roles until permanent successors for Ms. Fato are named.

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About AIG

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide insurance solutions that help businesses and individuals in approximately 70 countries and jurisdictions protect their assets and manage risks. For additional information, visit www.aig.com. AIG common stock is listed on the New York Stock Exchange.

AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.